Exhibit 99

PRESS RELEASE

For Immediate Release	Contact:
Kenneth C. Ditzler
Franklin Financial Services Corporation
(717) 261-3665

Franklin Financial releases quarterly earnings

July 23, 2004

Franklin Financial reports earnings

(Chambersburg, PA) Franklin Financial Services Corporation, the bank holding company of F&M Trust Company, reported earnings of $1,123,000 or earnings per share of $.33 for the quarter ended June 30, 2004. For the first six months of 2004, net income was $2,393,000 or $.71 per share, compared to $3,079,000 or $.92 per share in 2003. Per share amounts for all periods are adjusted to reflect the 5 for 4 stock split in the form of a 25% stock dividend declared by the Board of Directors on April 8, 2004 and distributed on June 28, 2004.

Second quarter earnings were significantly impacted by results of the Ameribanq Mortgage Group, LLC joint venture. Ameribanq, a joint venture with American Home Bank that started in November 2003, showed a loss of $1.1 million during the second quarter. This loss negatively impacted Franklin Financial’s results by $335,500, pretax.

“Ameribanq management has worked diligently to correct the operational issues which created this loss,” remarked William E. Snell, Jr., president and CEO. “We believe that the company is positioned to be profitable in the third quarter.”

Total assets at June 30, 2004 grew by 3.8% over totals a year earlier to $563,867,000. Net loans reached $340,841,000, an increase of 3.6%, while total deposits and repurchase agreements totaled $439,714,000, an increase of 4.7%. The market value of trust assets under management was $382,911,000 on June 30, 2004, compared to $382,580,000 on June 30, 2003.

Franklin Financial is the bank holding company for F&M Trust, a locally-owned and operated community bank with sixteen community offices throughout Franklin and Cumberland Counties in Boiling Springs, Carlisle, Chambersburg, Marion, Mont Alto, Newville, Shippensburg and Waynesboro.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements refer to a future period or periods, reflecting management’s current views as to likely future developments, and use words “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” or similar terms. Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements. These factors include (but are not limited to) the following: general economic conditions, changes in interest rates, changes in the Corporation’s cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in the rate of inflation, changes in technology, the intensification of competition within the Corporation’s market area, and other similar factors.